Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-199966
Dated January 12, 2015

North America Structured Investments
24 month SX5E capped BREN

Overview

May  be  appropriate  for  investors anticipating a moderate appreciation in the
Index  over  the  term  of the notes. The notes offer the opportunity to enhance
Index returns through leverage within the specified range and, additionally, the notes  can  outperform a direct investment in the Index in down market scenarios by  virtue  of  the  Buffer  Amount. In exchange, investors should be willing to accept  a maximum return under the notes. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

Summary of Terms
Issuer:                           JPMorgan Chase & Co.
Minimum Denomination:             $1,000
Index:                            Euro Stoxx 50 Index
Upside Leverage Factor:           1.50 Maximum Total Return: 18% -22%* Buffer Amount: 15%
Ending Index Level: The Index closing level on the Observation Date Initial
Index Level The Index closing level on the Pricing Date Pricing Date: January
27, 2015
Observation Date:                 January 30, 2015
Maturity Date:                    January 31, 2017
CUSIP:                            48127D4T2
Preliminary Term Sheet: http://sp.jpmorgan.
 com/document/cusip/48127D4T2/doctype/Product_Termsheet/document. pdf

For  information  about  the  estimated value of the notes, which likely will be lower than the price you paid for the notes, see the hyperlink above.

Return Profile

If  the  Ending  Index  Level  is greater than the Initial Index Level, you will receive  a  cash  payment  that  provides you with a return per $1,000 principal amount  note equal to the Index Return multiplied by the Upside Leverage Factor, subject to the Maximum Total Return on the notes.

If the Ending Index Level is equal to or less than the Initial Index Level by up to  the  buffer  amount,  you will receive the principal amount of your notes at maturity.  If  the  Index  declines  from  its initial level by greater than the
Buffer  Amount, you will lose 1% of the principal amount of your notes for every
1% that the Index has declined beyond the Buffer Amount.

*  To  be  determined on the Pricing Date, but not less than 18% or greater than
22%

**  Reflects  a  Maximum  Total  Return  of  18%  for illustrative purposes. The hypothetical  returns  and  hypothetical payments on the Notes shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would be  associated with any sale in the secondary market. If these fees and expenses were  included,  the  hypothetical returns and hypothetical payments shown above would likely be lower

Hypothetical Returns on the Notes at Maturity**
[GRAPHIC OMITTED]

Hypothetical     Hypothetical Note       Hypothetical
Index Return     Return                  Payment at
                                         Maturity
80.00%           18.00%                  $1,180.00
50.00%           18.00%                  $1,180.00
40.00%           18.00%                  $1,180.00
30.00%           18.00%                  $1,180.00
20.00%           18.00%                  $1,180.00
12.00%           18.00%                  $1,180.00
5.00%            7.50%                   $1,075.00
0.00%            0.00%                   $1,000.00
-10.00%          0.00%                   $1,000.00
-15.00%          0.00%                   $1,000.00
-30.00%          -15.00%                 $850.00
-40.00%          -25.00%                 $750.00
-100.00%         -85.00%                 $150.00

J.   P.   Morgan   Structured   Investments   |   1   800   576   3529   |   jpm
_structured_investments@jpmorgan. com

North America Structured Investments
24 month SX5E capped BREN

Selected Benefits
[] Diversified exposure to European equity markets through the EURO STOXX 50.
[] Provides enhanced or leveraged equity returns, subject to the Maximum Total
Return at maturity.
[] You are entitled to repayment of principal in full at maturity, even if the
Index declines by up to the Buffer Amount.
[] Minimum denomination of $1,000 and integral multiples in excess thereof.
[] Potential for Long Term Capital Gains tax treatment if held longer than one year.
Selected Risks
[] Your investment in the notes may result in a loss.
[] Payment on the notes at maturity is subject to our credit risk. Therefore the value of the notes prior to maturity will be subject to changes in the market's view of our creditworthiness.
[] Your maximum gain on the notes is limited to the Maximum Total Return.
[] If the Index declines from its initial level by more than 15%, you could lose up to $850 for each $1,000 note.
[] No interest payments, dividend payments or voting rights.
[] The tax consequences of the notes may be uncertain. You should consult your tax advisor regarding the U. S. federal income tax consequences of an investment in the notes.

Selected Risks (continued)
[] You are exposed to the risks associated with non- U. S. companies.
[] No direct exposure to fluctuations in foreign exchange rates
[] JPMS's estimated value is not determined by references to our credit spreads for our conventional fixed rate debt.
[] JPMS's estimated value does not represent future values and may differ from others' estimates.
[] The value of the notes, which may be reflected in customer account statements, may be higher than JPMS's current estimated value for a limited time period.
[] Lack of liquidity: J. P. Morgan Securities LLC, acting as agent for the
Issuer (and who we refer to as JPMS), intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which
JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal.
[] Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J. P. Morgan or its affiliates could result in substantial returns for J. P. Morgan and its affiliates while the value of the notes decline.

The risks identified above are not exhaustive. Please see "Risk Factors" in the applicable product supplement and "Selected Risk Considerations" in the applicable term sheet for additional information.

Disclaimer

SEC Legend: JPMorgan Chase & Co. has filed a registration statement (including a prospectus)  with  the  SEC  for  any offerings to which these materials relate.
Before you invest, you should read the prospectus in that registration statement and  the other documents relating to this offering that JPMorgan Chase & Co. has filed  with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the
SEC  Web  site at www. sec. gov. Alternatively, JPMorgan Chase & Co. , any agent or  any  dealer  participating in the this offering will arrange to send you the prospectus  and each prospectus supplement as well as any product supplement and term sheet if you so request by calling toll -free 1-866-535-9248.

IRS  Circular  230  Disclosure:  JPMorgan  Chase & Co. and its affiliates do not provide  tax  advice. Accordingly, any discussion of U. S. tax matters contained herein  (including  any  attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone  unaffiliated  with  JPMorgan  Chase  & Co. of any of the matters address herein or for the purpose of avoiding U. S. tax-related penalties.

Investment  suitability  must  be determined individually for each investor, and the  financial  instruments  described  herein  may  not  be  suitable  for  all investors.  This information is not intended to provide and should not be relied upon  as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of J. P. Morgan Research Departments.

J.   P.   Morgan   Structured   Investments   |   1   800   576   3529   |   jpm
_structured_investments@jpmorgan. com